EXHIBIT 99.1

THE HANOVER INSURANCE GROUP, INC. REPORTS FOURTH QUARTER 2005 EARNINGS:

NET INCOME OF $2.11 PER SHARE COMPARED TO $1.18 PER SHARE LAST YEAR

WORCESTER, Mass., January 30, 2006—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the fourth quarter of $114.5 million, or $2.11 per share, compared to net income of $63.1 million, or $1.18 per share in the fourth quarter of last year. For the full year, the company reported a net loss of $329.4 million, or $6.10 per share, compared to net income of $125.3 million, or $2.34 per share in 2004. The net loss for the year is attributed to the $444.4 million net loss on the sale of the variable life and annuity business and the $162 million net catastrophe loss related to Hurricane Katrina.

Total Property and Casualty pre-tax segment income was $89.5 million in the quarter, compared to $73.6 million in the fourth quarter of last year. The current quarter’s results include $35 million of additional reserves related to the third quarter Hurricane Katrina losses. For the full year, total Property and Casualty pre-tax segment income was $113.7 million, compared to $198.0 million in 2004.

“I am very pleased with our strong fourth quarter results,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “We continue to effectively execute to our key business strategies in both our Personal Lines and Commercial Lines segments, which were up significantly on an ex-catastrophe basis over the fourth quarter of last year. Our underlying loss trends continue to improve and remain strong.”

Segment Results

The Hanover conducts its business in four operating segments. Property and casualty operations consist of three operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages. The Other Property and Casualty segment includes a block of run-off voluntary pools business in which we have not actively participated since 1995; AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets. The Life Companies, our fourth operating segment, include the retained business of First Allmerica Financial Life Insurance Company (FAFLIC).

The following table shows pre-tax segment income. It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information”.

	Quarter ended December 31 (In millions)		Year ended December 31 (In millions)
	2005	2004	2005	2004

Property and Casualty:

Personal Lines(1)	$74.4	$45.9	$143.2	$134.6

Commercial Lines(2)	14.5	26.0	(35.0)	58.0

Other Property and Casualty	0.6	1.7	5.5	5.4

Total Property & Casualty	89.5	73.6	113.7	198.0

Life Companies	(1.0)	(8.7)	(18.7)	(22.3)

Interest expense on corporate debt	(10.0)	(10.0)	(39.9)	(39.9)

Total pre-tax segment income	78.5	54.9	55.1	135.8

Federal income tax expense	1.3	12.6	1.0	26.6

Total segment income after taxes (3)	$77.2	$42.3	$54.1	$109.2

(1)	Includes Personal Lines pre-tax net impact of catastrophes of $(2.2) million and $(0.7) million for the fourth quarter of 2005 and 2004, respectively; and $110.7 million and $49.8 million for the full year 2005 and 2004, respectively. (See the table at the end of this document.)

(2)	Includes Commercial Lines pre-tax net impact of catastrophes of $41.3 million and $2.1 million for the fourth quarter of 2005 and 2004, respectively; and $193.2 million and $49.5 million for the full year 2005 and 2004, respectively. (See the table at the end of this document.)

(3)	See reconciliation from segment income to net income (loss) at the end of this document.

Property and Casualty

Property and Casualty segment income was $89.5 million in the fourth quarter of 2005, up from $73.6 million in the fourth quarter of 2004. Earnings were higher in the quarter due primarily to favorable loss performance in both Personal Lines and Commercial Lines, partially offset by the $35.0 million of additional gross and net reserves related to the third quarter Hurricane Katrina losses.

Full-year Property and Casualty segment income was $113.7 million in 2005, compared to $198.0 million in 2004. The pre-tax net impact of catastrophes was $303.9 million compared to $99.3 million in the prior year. Excluding the pre-tax net impact of catastrophes, segment income would have increased by $120.3 million due primarily to favorable loss performance in both Personal Lines and Commercial Lines, as well as lower expenses, primarily in Personal Lines.

Property and Casualty highlights:

•	Net premiums written were $502.5 million in the fourth quarter of 2005, compared to $513.2 million in the fourth quarter of 2004. Full-year net premiums written were $2,150.4 million in 2005. Excluding the effect of catastrophe reinsurance reinstatement premiums of $27.0 million, net premiums written for the full-year 2005 would have been $2,177.4 million, compared to $2,236.2 million in 2004.

•	Net premiums earned were $541.6 million in the fourth quarter of 2005, compared to $562.9 million in the fourth quarter of 2004. Full-year net premiums earned were $2,161.3 million in 2005. Excluding the effect of catastrophe reinsurance reinstatement premiums of $27.0 million, net premiums earned for the full-year 2005 would have been $2,188.3 million, compared to $2,249.1 million in 2004.

•	New business net premiums written were $89.5 million in the fourth quarter of 2005, representing an increase of 32% compared to $67.6 million in the fourth quarter of 2004. New business net premiums written for the full year were $321.4 million in 2005, representing an increase of 20% compared to $267.2 million in 2004.

•	Favorable development of prior-year reserves was $26.5 million in the fourth quarter of 2005, compared to adverse development of $5.7 million in the fourth quarter of 2004. Favorable development of prior-year reserves was $79.5 million for the full year, compared to favorable development of $14.5 million for all of 2004.

The following tables summarize the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended December 31
	2005	2004

Personal Lines losses (excluding catastrophes)	48.2%	56.9%

Personal Lines catastrophe-related losses	(1.2)%	(0.2)%

Total Personal Lines losses	47.0%	56.7%

Commercial Lines losses (excluding catastrophes)	41.5%	53.9%

Commercial Lines catastrophe-related losses	20.4%	1.1%

Total Commercial Lines losses	61.9%	55.0%

Total P&C Losses	52.8%	56.1%

Loss adjustment expenses	9.9%	8.9%

Hurricane Katrina-related loss adjustment expenses	0.4%	—

Policy acquisition and other underwriting expenses	31.2%	31.9%

Combined Ratio	94.3%	96.9%

	Year ended December 31
	2005	Adjusted 2005 (1)	2004

Personal Lines losses (excluding catastrophes)	53.4%	52.7%	57.9%

Personal Lines catastrophe-related losses	6.5%	6.4%	3.3%

Total Personal Lines losses	59.9%	59.1%	61.2%

Commercial Lines losses (excluding catastrophes)	47.9%	47.3%	50.8%

Commercial Lines catastrophe-related losses	23.4%	23.2%	6.8%

Total Commercial Lines losses	71.3%	70.5%	57.6%

Total P&C Losses	64.1%	63.3%	60.1%

Loss adjustment expenses	9.5%	9.4%	9.0%

Hurricane Katrina-related loss adjustment expenses	0.3%	0.3%	—

Policy acquisition and other underwriting expenses	31.3%	30.9%	31.8%

Combined Ratio	105.2%	103.9%	100.9%

(1)	The Adjusted 2005 ratios have been adjusted to exclude the impact of the catastrophe reinsurance reinstatement premiums. (See the table at the end of this document.)

Personal Lines

Personal Lines segment income was $74.4 million in the quarter compared to $45.9 million in the prior-year quarter. For the full year, Personal Lines segment income was $143.2 million in 2005 compared to $134.6 million in 2004. The impact of catastrophes was minimal in the quarter in both periods. The Personal Lines pre-tax net impact of catastrophes was $110.7 million in the full year 2005, compared to $49.8 million in the full year 2004. Excluding this pre-tax net impact of catastrophes, Personal Lines segment income for the full year 2005 would have been $253.9 million compared to $184.4 million in the prior year. The improvement in earnings excluding the impact of catastrophes in both the quarter and the year-to-date periods is primarily due to favorable loss performance and lower expenses.

The major factors driving the improvement in the loss performance excluding the impact of catastrophes, were favorable development of prior year reserves, as well as improved frequency of current year losses for the quarter and year in both the personal automobile and homeowners’ lines of business. In the current quarter, prior-year reserves developed favorably by $11.1 million compared to $5.0 million of adverse development in the year-ago quarter. For the full year, the development of prior-year loss reserves was $43.0 million favorable in 2005 compared to $8.7 million favorable in 2004.

The loss ratio in the current quarter was 47.0% versus 56.7% in the prior-year quarter. The loss ratio excluding the impact of catastrophes would have been 48.2% in the current quarter versus 56.9% in the prior-year quarter, an improvement of 8.7 points. The current full-year loss ratio was 59.9% versus 61.2% in the prior year. The loss ratio excluding the impact of catastrophes, would have been 52.7% in the current year versus 57.9% last year, an improvement of 5.2 points.

Expenses were lower in both the quarter and the full year as a result of lower contingent commissions, reflecting a change in the program, as well as lower premium taxes, guaranty fund assessments, incentive compensation and other underwriting expenses.

Personal Lines highlights:

•	Net premiums written were $326.0 million in the fourth quarter of 2005, compared to $341.4 million in the fourth quarter of 2004. Net premiums written for the full-year 2005 were $1,363.0 million. Excluding the effect of catastrophe reinsurance reinstatement premiums of $17.7 million in the current year, net premiums written would have been $1,380.7 million, compared to $1,487.3 million in 2004.

•	Net premiums earned were $341.5 million in the fourth quarter of 2005, compared to $376.3 million in the fourth quarter of 2004. Net premiums earned for the full-year 2005 were $1,386.7 million. Excluding the effect of catastrophe reinsurance reinstatement premiums of $17.7 million in the current year, net premiums earned would have been $1,404.4 million, compared to $1,521.1 million in 2004.

•	New business net premiums written were $50.0 million in the fourth quarter of 2005, representing an increase of 98% compared to $25.2 million in the fourth quarter of 2004. New business net premiums written for the full year were $145.9 million in 2005, representing an increase of 30% compared to $112.5 million in 2004.

•	The Personal Lines GAAP combined ratio was 86.7% in the fourth quarter, versus 95.3% in the same period last year. The full-year Personal Lines GAAP combined ratio was 97.9% in 2005. Excluding the effect of catastrophe reinsurance reinstatement premiums of $17.7 million, the combined ratio for the full-year 2005 would have been 96.6% versus 98.3% in 2004.

•	The pre-tax net impact of catastrophes was $(2.2) million, or (0.6) points of the combined ratio for the fourth quarter of 2005 compared to $(0.7) million, or (0.2) points of the combined ratio for the fourth quarter of 2004. For the full year, the pre-tax net impact of catastrophes was $110.7 million, or 7.9 points of the combined ratio in 2005, versus $49.8 million, or 3.3 points of the combined ratio in 2004.

•	Favorable development of prior-year reserves was $9.9 million in the current quarter, compared to adverse development of $5.6 million in the fourth quarter of 2004. The full-year favorable development of prior-year reserves was $42.4 million in 2005, compared to $10.4 million in 2004.

Commercial Lines

Commercial Lines segment income was $14.5 million in the quarter, compared to $26.0 million in the fourth quarter of 2004. The Commercial Lines pre-tax net impact of catastrophes was $41.3 million in the current quarter, primarily as a result of re-estimating losses from Hurricane Katrina, compared to $2.1 million in the prior-year quarter. Excluding this pre-tax net impact of catastrophes, Commercial Lines segment income for the quarter would have been $55.8 million, compared to $28.1 million in the prior-year quarter. For the full year, the Commercial Lines segment reported a loss of $35.0 million in 2005 compared to segment income of $58.0 million in 2004. The pre-tax net impact of catastrophes in the full year 2005 was $193.2 million, compared to $49.5 million in the full-year 2004. The Commercial Lines segment income excluding the impact of catastrophes for the full-year 2005 would have been $158.2 million, compared to $107.5 million in 2004. The improvement in segment results, excluding the impact of catastrophes, in both the quarter and full year is primarily due to favorable loss performance.

The major factors driving the improvement in the loss performance excluding the impact of catastrophes, were favorable development of prior-year reserves, as well as improved current accident year loss performance. Favorable development of prior-year reserves was $12.5 million in the fourth quarter of 2005, compared to adverse development of $3.4 million in the same quarter last year. Similarly, prior-year reserves developed favorably by $26.8 million in the full-year 2005, compared to adverse development of $6.4 million in 2004.

The loss ratio in the current quarter was 61.9% versus 55.0% in the prior-year quarter. The loss ratio excluding the impact of catastrophes would have been 41.5% in the current quarter versus 53.9% in the prior-year quarter, an improvement of 12.4 points. The current full-year loss ratio was 71.3% versus 57.6% in the prior year. The loss ratio excluding the impact of catastrophes would have been 47.3% in 2005 versus 50.8% in 2004, an improvement of 3.5 points.

Commercial Lines highlights:

•	Net premiums written were $176.5 million in the fourth quarter of 2005, compared to $171.8 million in the fourth quarter of 2004. Net premiums written for the full-year 2005 were $787.2 million. Excluding the effect of catastrophe reinsurance reinstatement premiums of $9.3 million in the current year, net premiums written would have been $796.5 million compared to $748.7 million in 2004.

•	Net premiums earned were $200.1 million in the fourth quarter of 2005, compared to $186.6 million in the fourth quarter of 2004. Net premiums earned for the full-year 2005 were $774.4 million. Excluding the effect of catastrophe reinsurance reinstatement premiums of $9.3 million in the current year, net premiums earned would have been $783.7 million, compared to $727.8 million in 2004.

•	New business net premiums written were $39.5 million in the fourth quarter of 2005, representing a decrease of 7% compared to $42.4 million in the fourth quarter of 2004. New business net premiums written for the full year were $175.4 million in 2005, representing an increase of 13% compared to $154.6 million in 2004.

•	The Commercial Lines GAAP combined ratio was 106.6% in the fourth quarter, compared to 99.9% in the same period last year. The full-year Commercial Lines GAAP combined ratio was 118.2%. Excluding the effect of catastrophe reinsurance reinstatement premiums of $9.3 million in 2005, the full-year combined ratio would have been 116.9% versus 105.9% in 2004.

•	The pre-tax net impact of catastrophes was $41.3 million, or 20.6 points of the combined ratio in the fourth quarter versus $2.1 million, or 1.1 points of the combined ratio in the fourth quarter of 2004. The full-year pre-tax net impact of catastrophes was $193.2 million, or 24.9 points of the combined ratio in 2005, versus $49.5 million, or 6.8 points of the combined ratio in 2004.

•	Favorable development of prior-year reserves was $18.3 million in the current quarter, compared to adverse development of $0.5 million in the fourth quarter of 2004. The full-year favorable development of prior-year reserves was $41.2 million in 2005, compared to adverse development of $7.7 million in 2004.

Other Property & Casualty

Other Property & Casualty segment income was $0.6 million in the quarter, compared to $1.7 million in the prior year. Other Property & Casualty segment income was $5.5 million for the full-year 2005, compared to $5.4 million in 2004. Other Property & Casualty includes our run-off voluntary pools, premium financing and investment management operations.

Life Companies

Continuing Operations:

The continuing operations of the Life Companies now include the FAFLIC retained business, after the sale of the variable life insurance and annuity business of AFLIAC. The retained business primarily includes various blocks of traditional life insurance, group retirement business and guaranteed investment contract businesses, which are in run-off.

The Life Companies continuing operations reported a segment loss of $1.0 million in the current quarter of 2005, compared to a loss of $8.7 million in the fourth quarter of 2004, primarily attributable to higher net investment income and lower expenses. For the full year, the Life Companies continuing operations reported a segment loss of $18.7 million in 2005, compared to a loss of $22.3 million in 2004.

Sale of the Variable Life Insurance and Annuity Business:

Total proceeds in connection with the variable life insurance and annuity transaction are $360 million, based on the final purchase price calculated as of the December 30, 2005 closing, subject to any adjustments following the purchaser’s review of the final purchase price calculation. Total proceeds include a $40 million dividend from FAFLIC and $15 million in additional funds available from certain non-insurance subsidiaries. Also included is $26 million of proceeds from the related Allmerica Investment Trust (AIT) fund reorganization and sale of the AIT funds’ investment advisory company on January 9, 2006. Approximately $47 million of the total proceeds will be paid to The Hanover over a three-year period beginning at the end of 2006.

The transaction resulted in a net after-tax loss on the sale of $444.4 million in 2005, primarily as a result of the write-down of non-cash deferred acquisition cost assets. The company had recorded a loss of $474.6 million in the third quarter. This loss was adjusted by $30.2 million in the fourth quarter, resulting in a net loss of $444.4 million.

Investment Results

Net investment income was $83.4 million for the fourth quarter of 2005, compared to $78.1 million in the same period of 2004. For the full year, net investment income was $321.4 million compared to $329.3 million in 2004. Fourth quarter, net investment income increased primarily due to an increase in limited partnership income in the Life Companies and increased average invested assets in the Property and Casualty segment resulting from increased cash flows. This was partially offset by lower average invested assets in the Life Companies, primarily resulting from the maturities of long-term funding agreements. Full-year net investment income decreased due to lower average invested assets in the Life Companies, primarily resulting from the maturities of long-term funding agreements. This was partially offset by increased average invested assets in the Property and Casualty segment due to increased cash flows.

Fourth quarter 2005 pre-tax net realized investment gains were $5.7 million, compared to $3.4 million of pre-tax net realized investment gains in the same period of 2004. In the current quarter, pre-tax net realized investment gains of $6.7 million, primarily from sales of investments, were partially offset by $1.0 million of realized losses resulting from other-than-temporary impairments on certain fixed maturities. In the fourth quarter of 2004, pre-tax net realized investment gains of $3.9 million, primarily from sales of investments, were partially offset by $0.5 million of realized losses resulting from other-than-temporary impairments on certain fixed maturity and equity securities.

Full-year 2005 pre-tax net realized investment gains were $23.8 million, compared to $16.1 million of pre-tax net realized investment gains in 2004. In 2005, pre-tax net realized investment gains of $33.1 million, primarily from sales of investments, were partially offset by $9.3 million of net realized losses resulting from other-than-temporary impairments on certain fixed maturity and equity securities. In 2004, pre-tax net realized investment gains of $32.1 million from sales of investments were partially offset by $9.7 million of derivatives losses and $6.3 million net realized losses resulting from other-than-temporary impairments on certain fixed maturity and equity securities.

Balance Sheet

Shareholders’ equity was $1.9 billion, or $36.23 per share at December 31, 2005, compared to $2.3 billion, or $43.91 per share at December 31, 2004. Excluding accumulated other comprehensive income, book value was $37.33 per share at the close of the fourth quarter, compared to $43.85 per share at December 31, 2004. The decreases in shareholders’ equity and book value reflect the net loss on the sale of the variable life insurance and annuity business in the current year, and the catastrophe losses related primarily to Hurricane Katrina.

Other Items

As announced, the Company instituted a share repurchase program of up to $200 million effective concurrent with the closing of the sale of the variable life insurance and annuity business. As of January 27, 2006, we purchased 993,600 shares, at an average price of $44.29, for a total principal amount of $44.0 million.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s fourth quarter results on Tuesday, January 31st at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our website. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

The Hanover’s fourth quarter Earnings Press Release and Statistical Supplement are also available in the Investors section at www.hanover.com.

Forward-Looking Statements

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes”, “anticipates”, “expects”, “projections”, “outlook”, “should”, “plan” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”. These uncertainties include the possibility of adverse catastrophe experience (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multi-variate private passenger auto product), adverse loss development and adverse trends in mortality and morbidity, change in the current favorable frequency and loss trends generally being experienced industry-wide, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including rate pressure), adverse state and federal legislation or regulation or regulatory actions, financial ratings actions, and various other factors.

The Hanover uses non-GAAP financial measures as important measures of the company’s operating performance, including total segment income, property and casualty segment income, measures of segment income and loss ratios excluding catastrophe losses and measures of net premium written, net premiums earned and loss ratios excluding reinsurance reinstatement premiums.

Segment income is net income excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the normal operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarter ended December 31, 2005 and 2004 and the fiscal year ended December 31, 2005 and 2004 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover provides measures of net premiums written, net premiums earned and loss ratios that exclude the effects of catastrophe reinsurance reinstatement premiums. Catastrophe reinsurance reinstatement premiums are a reduction to net written and earned premiums, and represent the cost to reinstate the amount of catastrophe reinsurance coverage that the Company has used as the result of a reinsurance loss payment under the terms of the reinsurance contract. The company believes that the loss ratios excluding the effects of catastrophe reinsurance reinstatement premiums represent a better measure of underlying loss trends. The presentation of loss ratios calculated excluding the effects of catastrophe reinstatement premiums should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses thorough an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 35 of more than 950 property and casualty insurers in the United States.

Contact Information

Investors:	Media:

Sujata Mutalik	Michael F. Buckley
E-mail: smutalik@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-3457	1-508-855-3099

THE HANOVER INSURANCE GROUP, INC.

(In millions, except per share data)

	Quarter ended December 31		Year ended December 31
	2005	2004	2005	2004

Net income (loss)	$114.5	$63.1	$(329.4)	$125.3

Net income (loss) per share(1)	$2.11	$1.18	$(6.10)	$2.34

Weighted average shares	54.2	53.7	54.0	53.7

The following is a reconciliation from segment income to net income (loss) (2):

PER SHARE DATA (DILUTED) (1)	Quarter ended December 31				Year ended December 31
	2005		2004		2005		2004
	$	Per Share	$	Per Share	$	Per Share	$	Per Share

Property and Casualty

Personal Lines	$74.4	—	$45.9	—	$143.2	—	$134.6	—

Commercial Lines	14.5	—	26.0	—	(35.0)	—	58.0	—

Other Property & Casualty	0.6	—	1.7	—	5.5	—	5.4	—

Total Property and Casualty	89.5	—	73.6	—	113.7	—	198.0	—

Life Companies	(1.0)	—	(8.7)	—	(18.7)	—	(22.3)	—

Interest expense on corporate debt(3)	(10.0)	—	(10.0)	—	(39.9)	—	(39.9)	—

Total segment income	78.5	$1.44	54.9	$1.02	55.1	$1.02	135.8	$2.53

Federal income tax expense on segment income	(1.3)	(0.02)	(12.6)	(0.23)	(1.0)	(0.02)	(26.6)	(0.50)

Total segment income after federal income taxes	77.2	1.42	42.3	0.79	54.1	1.00	109.2	2.03

Change in prior years tax reserves	—	—	—	—	2.3	0.04	—	—

Federal income tax settlement	5.3	0.10	0.1	—	5.3	0.10	30.4	0.57

Net realized investment gains, net of amortization	5.8	0.11	3.7	0.07	18.7	0.35	16.1	0.30

Gain (loss) on derivatives	—	—	0.9	0.02	(0.3)	—	1.3	0.02

Gain (loss) from retirement of trust instruments supported by funding obligations	—	—	0.1	—	—	—	(0.2)	—

Restructuring costs	(0.8)	(0.02)	(2.7)	(0.05)	(2.1)	(0.04)	(8.5)	(0.16)

Federal income tax expense on non-segment income	(7.3)	(0.13)	(0.9)	(0.02)	(5.7)	(0.11)	(3.0)	(0.05)

Income from continuing operations, net of taxes	80.2	1.48	43.5	0.81	72.3	1.34	145.3	2.71

Income from discontinued variable life and annuity business, net of taxes	4.1	0.08	19.6	0.37	42.7	0.79	37.2	0.69

Loss on disposal of variable life and annuity business, net of taxes	30.2	0.55	—	—	(444.4)	(8.23)	—	—

Income (loss) before cumulative effect of accounting change	114.5	2.11	63.1	1.18	(329.4)	(6.10)	182.5	3.40

Cumulative effect of change in accounting principle, net of taxes	—	—	—	—	—	—	(57.2)	(1.06)

Net income (loss)	$114.5	$2.11	$63.1	$1.18	$(329.4)	$(6.10)	$125.3	$2.34

(1)	Basic net income (loss) per share was $2.13 and $1.19 for the quarters ended December 31, 2005 and 2004, respectively, and $(6.16) and $2.36 for the years ended December 31, 2005 and 2004, respectively.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income (loss) is determined by adjusting net income (loss) for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income (loss) excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

The pre-tax net impact of catastrophes includes losses and Hurricane Katrina-related loss adjustment expenses, net of reinsurance, as well as reinsurance reinstatement premiums, as follows by segment:

	Quarter ended December 31, 2005
Pre-tax Impact of Catastrophes	Personal Lines	Commercial Lines	Total Property and Casualty

Net losses	$(4.0)	$40.8	$36.8

Hurricane Katrina-related net loss adjustment expenses	1.7	0.6	2.3

Reinsurance reinstatement premiums	0.1	(0.1)	0.0

Net impact of catastrophes	$(2.2)	$41.3	$39.1

	Quarter ended December 31, 2004
	Personal Lines	Commercial Lines	Total Property and Casualty

Net losses	$(0.7)	$2.1	$1.4

Hurricane Katrina-related net loss adjustment expenses	—	—	—

Reinsurance reinstatement premiums	—	—	—

Net impact of catastrophes	$(0.7)	$2.1	$1.4

	Year ended December 31, 2005
Pre-tax Impact of Catastrophes	Personal Lines	Commercial Lines	Total Property and Casualty

Net losses	$89.5	$181.5	$271.0

Hurricane Katrina-related net loss adjustment expenses	3.5	2.4	5.9

Reinsurance reinstatement premiums	17.7	9.3	27.0

Net impact of catastrophes	$110.7	$193.2	$303.9

	Year ended December 31, 2004
	Personal Lines	Commercial Lines	Total Property and Casualty

Net losses	$49.8	$49.5	$99.3

Hurricane Katrina-related net loss adjustment expenses	—	—	—

Reinsurance reinstatement premiums	—	—	—

Net impact of catastrophes	$49.8	$49.5	$99.3

Net income (loss) includes the following items by segment:

	Quarter ended December 31, 2005
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Federal income tax settlement	$—	$—	$—	$5.3	$5.3
Net realized investment gains (losses), net of amortization	3.5	3.6	1.6	(2.9)	5.8
Restructuring costs	—	—	—	(0.8)	(0.8)
Income from discontinued variable life and annuity business, net of taxes	—	—	—	4.1	4.1
Loss on disposal of variable life and annuity business, net of taxes	—	—	—	30.2	30.2

	Quarter ended December 31, 2004
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Federal income tax settlement	$—	$—	$—	$0.1	$0.1
Net realized investment gains, net of amortization	1.2	1.8	0.5	0.2	3.7
Gains on derivatives	—	—	—	0.9	0.9
Gains from retirement of trust instruments supported by funding obligations	—	—	—	0.1	0.1
Restructuring costs	(1.2)	(2.0)	—	0.5	(2.7)
Income from discontinued variable life and annuity business, net of taxes	—	—	—	19.6	19.6

	Year ended December 31, 2005
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Change in prior years tax reserves	$—	$—	$—	$2.3	$2.3
Federal income tax settlement	—	—	—	5.3	5.3
Net realized investment gains, net of amortization	2.7	2.6	2.4	11.0	18.7
Losses on derivatives	—	—	—	(0.3)	(0.3)
Restructuring costs	—	—	—	(2.1)	(2.1)
Income from discontinued variable life and annuity business, net of taxes	—	—	—	42.7	42.7
Loss on disposal of variable life and annuity business, net of taxes	—	—	—	(444.4)	(444.4)

	Year ended December 31, 2004
	Personal Lines	Commercial Lines	Other Property & Casualty	Life Companies	Total
Federal income tax settlement	$—	$—	$—	$30.4	$30.4
Net realized investment gains (losses), net of amortization	7.7	7.8	4.7	(4.1)	16.1
Gains on derivatives	—	—	—	1.3	1.3
Losses from retirement of trust instruments supported by funding obligations	—	—	—	(0.2)	(0.2)
Restructuring costs	(1.2)	(2.0)	—	(5.3)	(8.5)
Income from discontinued variable life and annuity business, net of taxes	—	—	—	37.2	37.2
Cumulative effect of change in accounting principle, net of taxes	—	—	—	(57.2)	(57.2)

All figures reported are unaudited.